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                                                                    EXHIBIT 2(e)





                              CERTIFICATE OF AMENDMENT

                                         OF

                            CERTIFICATE OF INCORPORATION

                                         OF

                                YAVAPAI HILLS, INC.


                            ---------------------------



              YAVAPAI HILLS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

              DOES HEREBY CERTIFY:

              FIRST:    That the Board of Directors of said Corporation, at a
meeting duly held, adopted a resolution proposing and declaring advisable that the Certificate of Incorporation of said Corporation, as heretofore amended, be further amended by adding to Article FOURTH thereof the following:

                    "The Common Stock of the Corporation issued and outstanding immediately prior to the time this amendment to the Certificate of Incorporation of the Corporation becomes effective (the "Effective Time") shall, at the Effective Time, be reclassified, converted and changed into the number of shares of common stock equal to one-half of the number of shares issued and outstanding immediately prior to the Effective Time. No fractional share of common stock shall become issuable as a result of the foregoing, and any holder of record of common stock immediately prior to the Effective Time whose common stock of the Corporation, but for this sentence, would, as a result of the foregoing reclassification, conversion and exchange, include a fractional share of common stock, shall be entitled to receive from the


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              Corporation in lieu of such fractional share, a cash payment equal to the fair market value thereof as of the Effective Time as determined by the Board of Directors of the Corporation, but not less than $4.00, and the holders entitled to such fractional share interests shall not be entitled to any rights of a stockholder in respect thereof. Promptly after the Effective Time, the Corporation shall take such action as in the judgment of the Board of Directors shall be appropriate to make payment for said fractional share interests and to cancel the certificates theretofore representing the common stock from which said fractional share interests were derived."

As so amended, said Article FOURTH shall read in its entirety as follows:

                        "FOURTH:   The total number of shares of stock
              which the Corporation shall have authority to issue is Eight Hundred Fifty Thousand (850,000), all of which stock shall be common stock of the par value of One Dollar ($1.00).

                        The common stock of the Corporation issued and
              outstanding immediately prior to the time this amendment to the Certificate of Incorporation of the Corporation becomes effective (the "Effective Time") shall, at the Effective Time, be reclassified, converted and changed into the number of shares of common stock equal to one-half of the number of shares issued and outstanding immediately prior to the Effective Time. No fractional share of common stock shall become issuable as a result of the foregoing, and any holder of record of common stock immediately prior to the Effective Time whose common stock of the Corporation, but for this sentence, would, as a result of the foregoing reclassification, conversion and exchange, include a fractional share of common stock, shall be entitled to receive from the Corporation in lieu of such fractional share, a cash payment equal to the fair market value thereof as of the Effective Time as determined by the Board of Directors of the Corporation, but not less than $4.00, and the holders entitled to such fractional share interests shall not be entitled to any rights of a stockholder in respect thereof. Promptly after the Effective Time, the Corporation shall take such action as in the judgment of the Board of Directors shall be appropriate to make payment for said fractional share interests and to cancel the certificates theretofore representing the common stock from which said fractional share interests were derived".


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              SECOND:   That the aforesaid amendment was duly adopted in
accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

              THIRD:    That the Board of Directors of said Corporation, at a
meeting duly held, adopted a resolution proposing and declaring advisable that the Certificate of Incorporation of said Corporation, as heretofore amended, be further amended by adding thereto a new Article ELEVENTH reading as follows:

                        "ELEVENTH: No director of the Corporation shall
              be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which such director derived any improper personal benefit.

                        Any repeal or modification of the
              foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification."

              FOURTH:   That the aforesaid amendment was duly adopted in
accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware.

              This Certificate of Amendment shall not become effective until immediately prior to the close of business on February 4, 1991.

              IN WITNESS WHEREOF, said Yavapai Hills, Inc. has caused this Certificate to be signed by Michael J. Klein, its President, and attested by Aaron W. Weingarten, its Secretary, this 4th day of February, 1991.


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                                          YAVAPAI HILLS, INC.


                                          By:   /s/ Michael J. Klein
                                             --------------------------------
                                             Michael J. Klein
                                             President


Attest:

[Corporate Seal]


 /s/ Aaron W. Weingarten
--------------------------------
Aaron W. Weingarten
Secretary


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